EXHIBIT 8.1
Alston&Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
February 8, 2010
Healthcare Trust of America, Inc.
The Promenade, Suite 440
16427 North Scottsdale Road
Scottsdale, AZ 85254

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of Healthcare Trust of America, Inc.
Ladies and Gentlemen:
     We are acting as tax counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-158418 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $2,200,000,000 of the Company’s common stock (collectively, the “Shares”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.
     You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement.
     In preparing this opinion letter, we have reviewed the Healthcare Trust of America, Inc. Articles of Amendment and Restatement, the Limited Partnership Agreement of Healthcare Trust of America Holdings, LP (the “Operating Partnership”), the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.
Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Healthcare Trust of America, Inc.
February 8, 2010

     Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate are true, accurate and complete as of the date hereof, (ii) any representation made in the Officer’s Certificate “to the knowledge of” or similarly qualified is correct without such qualification, (iii) the Operating Partnership has a valid legal existence under the laws of the state in which it was formed and has operated in accordance with the laws of such state, (iv) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations in the Officer’s Certificate true and (v) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.
     The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate. Our opinions are limited to the U.S. federal income tax matters specifically covered herein. We have not opined on any other tax consequences to the Company or any other person. Further, we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.
     Based on the foregoing, we are of the opinion that:
     (i) Commencing with the Company’s taxable year ended December 31, 2007, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation as described in the Registration Statement and the Certificate will enable it to continue to operate in conformity with the requirements for such.
     With respect to the taxable year that ended December 31, 2009 and with respect to the taxable year that will end December 31, 2010 and subsequent taxable years, the Company’s status as a REIT at any time during such year is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. With respect to the taxable year that ended December 31, 2009, because the Company’s satisfaction of such requirements will depend upon the final determination of financial and operational results, which has not yet occurred, no assurance can be given that the Company satisfied the requirements to qualify as a REIT under the Code during such taxable year. In addition, with respect to

Healthcare Trust of America, Inc.
February 8, 2010

the taxable year that will end December 31, 2010 and subsequent taxable years, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that the Company will satisfy the requirements to qualify as a REIT under the Code during the taxable year that will end December 31, 2010 and subsequent taxable years.
     (ii) The discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement fairly summarizes the U.S. federal income tax consequences that are likely to be material to a holder of the Shares.
     No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. This opinion letter is solely for the benefit of the Company and the holders of the Shares and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.
     This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ ALSTON & BIRD LLP